Exhibit 99.1

Employee and Director FAQ

1.	What is a tender offer?

On March 4, 2025, Chimerix and Jazz announced an agreement for the acquisition of Chimerix for $8.55 per share, payable in cash without interest and subject to reduction for any applicable withholding taxes, representing a total consideration of approximately $935 million.

The acquisition is structured as a tender offer. All Chimerix stockholders are being given an opportunity to “tender,” or sell, their stock to Jazz for $8.55 per share within a specified timeframe. Stockholders “tender” their shares rather than voting in favor of or against the transaction.

2.	What are the next steps in the tender offer process?

The tender offer launched on March 21, 2025, and will expire at the end of the day, one minute after 11:59 p.m., Eastern Time, on April 17, 2025, unless otherwise extended or terminated.

The closing of the transaction is conditioned, among other things, on the tender of a majority of the outstanding shares of Chimerix (including any shares beneficially owned by Jazz and its affiliates) prior to the expiration of the tender offer.

Employees who own shares of Chimerix should have received the Offer to Purchase dated March 21, 2025 (the “Offer to Purchase”), the related letter of transmittal (the “Letter of Transmittal”) and other related tender offer materials from Jazz.

3.	How do I tender my shares?

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your shares and give instructions that your shares be tendered. You should contact the institution that holds your shares for more details.

If you hold your shares directly as the registered owner, and (i) you have your physical share certificates, you can tender your shares by delivering the share certificates, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to Computershare (the “Depository”) or (ii) you hold your shares in electronic form through DTC, you can tender your shares by authorizing a book-entry transfer via DTC. If (ii) is applicable to you, you will not need to submit the Letter of Transmittal.

Detailed instructions on how to tender your shares, along with the Depository’s address and contact information, can be found in the Offer to Purchase and Letter of Transmittal.

4.	Am I allowed to tender my shares even though the Trading Window is closed?

Yes.

Employee and Director FAQ

5.	I have vested and unvested stock options. What happens to them in the transaction?

All outstanding and unexercised stock options, whether or not vested, with an exercise price per share that is less than $8.55 will be cancelled at the closing of the transaction and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding tax) equal to the product of (1) the excess of $8.55 over the exercise price per share of each such stock option and (2) the total number of shares of common stock underlying each such stock option immediately prior to the closing of the transaction.

All outstanding and unexercised stock options, whether or not vested, with an exercise price per share that is equal to or greater than $8.55 will be cancelled at the closing of the transaction without any payment being made in respect thereof.

The foregoing treatment will occur without any action on your part.

6.	I have unvested restricted stock units (RSUs). What happens to my unvested RSUs?

All outstanding RSUs will be cancelled at the closing of the transaction and converted into the right to receive an amount in cash (subject to any applicable withholding tax) equal to the product of (1) $8.55 and (2) the total number of shares of common stock subject to such RSU immediately prior to the closing of the transaction.

The foregoing treatment will occur without any action on your part.

7.	What happens if I exercise my currently vested stock options before the transaction closes?

You may exercise your vested stock options in accordance with our normal procedures for exercising stock options. You will then be treated as a stockholder of Chimerix, as discussed further in Q1, Q2 and Q3.

Every situation is unique, and you should consult with your personal tax and financial advisors with respect to any decision you may make with respect to your equity awards, and the tax consequences relating to your equity awards.

8.	What will happen to my rights to purchase shares under Chimerix’s Employee Stock Purchase Plan (ESPP)?

You can tender shares held in your account under Chimerix’s ESPP. Please refer to Q1, Q2 and Q3 above for further details.

Jazz’s tender offer is only for shares, and not for rights to purchase shares under Chimerix’s ESPP.

There are currently no offering periods open under Chimerix’s ESPP, and no new offering periods will commence before the closing of the transaction.

Employee and Director FAQ

9.	When will the tender offer and transaction become final?

The tender offer will expire at the end of the day, one minute after 11:59 p.m., Eastern Time, on April 17, 2025, unless otherwise extended or terminated.

Subject to the satisfaction or waiver of customary closing conditions, Jazz presently expects the transaction to close on April 21, 2025.

10.	When and how will stockholders receive payment for the shares they own?

Shortly after the transaction closes, Jazz will deposit funds for the validly tendered shares with the Depository, which will act as paying agent and transmit such payments to tendering shareholders whose shares have been accepted for purchase in the tender offer.

11.	When and how will I receive payment for my outstanding stock options and unvested RSUs that will be cashed out in the transaction?

If you are a Chimerix employee, then soon after the transaction closes (but no later than the second payroll date after), you will receive payment for the outstanding stock options and unvested RSUs that were cashed out in the transaction through Chimerix’s payroll system.

Non-employees, such as consultants or members of our Board of Directors, will receive payment soon after the transaction closes, through a means outside Chimerix’s payroll system.

12.	Am I allowed to sell the shares of common stock of Chimerix that I hold?

Please refer to Chimerix’s Insider Trading Policy and Window Period Policy for any restrictions on trading that may be applicable to you.

If you choose to sell or otherwise dispose of shares you own through a market sale or otherwise outside of the tender offer and prior to the closing of the transaction, you will not be entitled to receive the tender offer consideration of $8.55 per share following the consummation of the tender offer, if successful.

Chimerix is not providing any financial or investment advice, and does not assume any responsibility for rendering financial or investment advice, with respect to your holdings. Every situation is unique, and you should consult with your personal tax and financial advisors with respect to any decision you may make with respect to your shares of common stock.

Employee and Director FAQ

13.	If I have additional questions, how can I learn more?

The Offer to Purchase, the related Letter of Transmittal and other tender offer documents from Jazz, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Chimerix on March 21, 2025, have been sent to all stockholders of Chimerix at no expense to them and are available for free at the SEC’s website at www.sec.gov.

For more information about the tender offer, please refer to the materials described in “Additional Information and Where to Find It” below.

You may also call Innisfree M&A Incorporated, who is acting as information agent for the tender offer, toll-free at (877) 456-3402.

Employee and Director FAQ

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Jazz Pharmaceuticals Public Limited Company, an Irish public limited company plc (“Parent”) and Chimerix, Inc., a Delaware corporation (“Chimerix”), including statements regarding Parent’s proposed acquisition of Chimerix, the anticipated occurrence, manner and timing of the proposed tender offer, the closing of the proposed acquisition and the prospective benefits of the proposed acquisition, including benefits from dordaviprone’s potential to improve the standard of care for a rare oncology disease and also contribute durable revenue beginning in the near-term; dordaviprone’s potential to rapidly become a standard of care and a meaningful therapy for patients with limited treatment options; the potential for a near-term commercial launch of dordaviprone in the U.S. if approved; the potential of the ongoing Phase 3 ACTION trial to confirm clinical benefit of dordaviprone in recurrent H3 K27M-mutant diffuse glioma and extend its use in first-line patients; dordaviprone potentially being eligible for a Rare Pediatric Disease PRV; Parent’s anticipated source of funds for the proposed acquisition; and other statements that are not historical facts. Actual results could differ materially from those anticipated in these forward-looking statements. Except as required by law, each of Parent and Chimerix assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. These statements, which represent each of Parent’s and Chimerix’s current expectations or beliefs concerning various future events that are subject to significant risks and uncertainties, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to how many of Chimerix’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Parent and Chimerix will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that competing offers or acquisition proposals will be made; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Parent’s ordinary shares or Chimerix’s common stock and/or Parent’s or Chimerix’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; Parent’s ability to fund the acquisition with existing cash and investments; effectively launching and commercializing products and product candidates such as dordaviprone, if approved; the successful completion of development and regulatory activities with respect to dordaviprone; obtaining and maintaining adequate coverage and reimbursement for Parent’s or Chimerix’s products; the time-consuming and uncertain regulatory approval process, including the risk that Chimerix’s NDA for dordaviprone seeking accelerated approval for treatment of H3 K27M-mutant diffuse glioma in adult and pediatric patients with progressive disease following prior therapy may not be approved by FDA in a timely manner or at all, and that Chimerix and/or Parent may not receive a Rare Pediatric Disease PRV upon potential approval of dordaviprone; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of dordaviprone; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to Parent’s or Chimerix’s business operations and financial results; the sufficiency of Parent’s or Chimerix’s cash flows and capital resources; Parent’s or Chimerix’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Parent and Chimerix, including those described from time to time under the caption “Risk Factors” and elsewhere in their respective filings and reports with the SEC, including Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Chimerix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as well as the Tender Offer Statement on Schedule TO and related tender offer documents filed by Parent and Pinetree Acquisition Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Purchaser”) on March 21, 2025, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Chimerix on March 21, 2025. Any forward-looking statements are made based on the current beliefs and judgments of Parent’s and Chimerix’s management, and the reader is cautioned not to rely on any forward-looking statements made by Parent or Chimerix. Except as required by law, Parent and Chimerix do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Employee and Director FAQ

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Chimerix. Parent and Purchaser have filed a tender offer statement on Schedule TO with the SEC, containing an Offer to Purchase all of the outstanding shares of common stock of Chimerix, and Chimerix has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CHIMERIX’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS), AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHIMERIX SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, have been sent to all stockholders of Chimerix at no expense to them and are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Parent or Chimerix. Copies of the documents filed with the SEC by Chimerix are available free of charge on Chimerix’s website at https://www.chimerix.com or by contacting Chimerix at IR@chimerix.com. Copies of the documents filed with the SEC by Parent are available free of charge on Parent’s website at https://investor.jazzpharma.com or by contacting Parent’s Investor Relations Department at investorinfo@jazzpharma.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, Parent and Chimerix each file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public over the internet at the SEC’s website at http://www.sec.gov.